COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                     SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.
          (as amended by Special Resolution dated 14th December, 2001)

TAKE NOTICE that the following Special Resolutions were passed by the Shareholders of the Company at a meeting held on 14 December, 2001:


     THAT, effective upon the closing of the transactions (the "Transactions") set forth in the Share Purchase Agreement, dated as of August 6, 2001, as amended as of November 8, 2001, by and between Scottish Annuity & Life Holdings, Ltd. (the "Company") and Pacific Life Insurance Company, that the following clauses of the Memorandum of Association of the Company be amended and restated in their entirety to read as set forth below:

     "3. The objects for which the Company is established are, subject to section (i) of this Clause 3, unrestricted and shall include, but without limitation, the following:

     (i) (a) To own, hold, purchase or otherwise acquire equity or debt securities in companies, firms or other persons engaged in all or any forms of insurance or reinsurance business and to promote the establishment of such entities.

     4. Except as prohibited or limited by the Companies Law (2001 Second Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of, from time to time and at all times, exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

     to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of

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                                       2

     lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to acts as guarantors; to borrow or raise money on the security of the undertaking or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid.

Provided that if the Directors determine that the Transactions will not become effective then the amendments specified above shall have no effect and the Memorandum of Association shall be construed accordingly."

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                                       3

                        THE COMPANIES LAW (1998 REVISION)

                            COMPANY LIMITED BY SHARES

                            MEMORANDUM OF ASSOCIATION

                                       OF

                     SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.
          (as adopted by Special Resolution dated 12th November, 1998)



1. The name of the Company is Scottish Annuity & Life Holdings, Ltd..

2. The Registered Office of the Company shall be at the offices of Maples and Calder, Attorneys-at-Law, Ugland House, PO Box 309, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies or at such other place as the Directors may from time to time decide.

3. The objects for which the Company is established are, subject to section (i) of this Clause 3, unrestricted and shall include, but without limitation, the following:

(i) (a) To own, hold, purchase or otherwise acquire equity or debt securities in companies, firms or other persons engaged in all or any forms of insurance or reinsurance business and to promote the establishment of such entities, NOTWITHSTANDING any other provision of this Memorandum of Association and of this Clause 3 in particular, the objects for which the Company is established are restricted to holding shares in one or more majority-owned subsidiaries, each of which operates as an insurance company
     (i) incorporated under the laws of the Cayman Islands, British West Indies,

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                                       4

     (ii) regulated as such by the government of the Cayman Islands and (iii) engaged primarily and predominantly in the writing of insurance agreements of the type specified in section 3(a)(8) of the United States Securities Act of 1933, as amended (except for the substitution of supervision by Cayman Islands insurance regulators for the regulators referred to in that section), or the reinsurance of risks on such agreements underwritten by insurance companies.

     (b) To carry on the business of a holding company and to undertake and carry on and execute all kinds of financial, commercial and other operations.

(ii) To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(iii) To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.


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                                       5

(iv) To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration therefor.

(v) To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular, subject to section (i) of this Clause 3, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction, subject to section (i) of this Clause 3, as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4. Except as prohibited or limited by the Companies Law (1998 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of

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                                       6

the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid

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                                       7

PROVIDED THAT the Company shall only carry on the businesses permitted in accordance with section (i) of Clause 3 of this Memorandum of Association and for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5. The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

6. The share capital of the Company is US$1,500,000 divided into 100,000,000 Ordinary Shares of a nominal or par value of US$0.01 each and 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (1998 Revision) and the Articles of Association and to issue any part of its capital in series or of different classes, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7. If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (1998 Revision) and, subject to the provisions of the Companies Law (1998 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.